Exhibit 10.25

Summary of Compensation Arrangements for Named Executive Officers and Directors

This summary sets forth, as of March 6, 2015, the material compensation arrangements for each of the “named executive officers,” as defined in Item 402 of Regulation S-K, and directors of Tangoe, Inc. (the “Company”).

Compensation Arrangements for Named Executive Officers

Base Salary

Albert R. Subbloie, Jr., President and Chief Executive Officer	$475,000
Gary R. Martino, Chief Financial Officer	$350,000
Charles D. Gamble, Senior Vice President, Customer Account Management	$210,000
Christopher Mezzatesta, Chief Revenue Officer	$260,000
Scott E. Snyder, Senior Vice President, Corporate Development & Global Financial Operations	$230,000

2015 Corporate Bonus Plan

Certain of the named executive officers of the Company are eligible to receive compensation under the Company’s 2015 Corporate Bonus Plan (the “Plan”) based on (i) the Company’s achievement of certain goals with respect to adjusted EBITDA (“EBITDA Goals”), as announced by the Company in its earnings releases, which is calculated based on net income (loss) adjusted, in accordance with the Company’s historical practice, to exclude the impact of items not directly resulting from the Company’s core business, including, without limitation, interest income and expense, income tax provision (benefit), depreciation and amortization and stock-based compensation expense, (ii) the Company’s achievement of certain goals with respect to revenue (“Revenue Goals”), and (iii) the executive officer’s achievement of personal objectives to be established by the executive officer and the Company’s President and Chief Executive Officer, or in the case of the President and Chief Executive Officer, to be established by him and the compensation committee of the Company’s Board of Director’s (“Individual Goals”).  For purposes of the Plan, the calculation of adjusted EBITDA will also exclude the effect of payment of the adjusted EBITDA-based portion of bonuses that are payable under the Plan.

The Plan provides for the payment of cash incentive bonuses on a quarterly basis for achievement of quarterly EBITDA Goals (“EBITDA Bonuses”), quarterly Revenue Goals (“Revenue Bonuses”), and progress toward achievement of Individual Goals (“Objectives Bonuses”).  EBITDA Bonuses, Revenue Bonuses and Objectives Bonuses are referred to in the aggregate as “Quarterly Bonuses.”  Under the Plan, EBITDA Bonuses and Revenue Bonuses each represent 40% of the maximum base amount for each participant and the Objectives Bonuses represent the other 20% of the maximum base amount.  Each Plan participant is eligible to receive Quarterly Bonuses up to respective maximum base amounts that are specified under the Plan for that participant.  In addition, under the Plan each participant is eligible to receive an annual bonus based on overachievement of annual EBITDA Goals and/or annual Revenue Goals, in a maximum amount of 25% of the aggregate quarterly EBITDA Bonuses across all four quarters for overachievement of EBITDA Goals and up to 25% of the aggregate quarterly Revenue Bonuses across all four quarters for overachievement of Revenue Goals (“Annual Overachievement Bonuses”).  Of the Company’s named executive officers:

•                  Albert R. Subbloie, Jr., the Company’s President and Chief Executive Officer, is eligible to receive Quarterly Bonuses up to a maximum base amount of $450,000 in the aggregate for the year, and Annual Overachievement Bonuses in the amount of up to $45,000 based on adjusted EBITDA overachievement and up to $45,000 based on revenue overachievement.

•                  Gary R. Martino, the Company’s Chief Financial Officer, is eligible to receive Quarterly Bonuses up to a maximum base amount of $200,000 in the aggregate for the year, and Annual Overachievement Bonuses in the amount of up to $20,000 based on adjusted EBITDA overachievement and up to $20,000 based on revenue overachievement.

•                  Scott E. Snyder, the Company’s Senior Vice President, Corporate Development & Global Financial Operations, is eligible to receive Quarterly Bonuses up to a maximum base amount of $95,000 in the aggregate for the year, and Annual Overachievement Bonuses in the amount of up to $9,500 based on adjusted EBITDA overachievement and up to $9,500 based on revenue overachievement.

Under the Plan, the Company’s President and Chief Executive Officer retains negative discretion to reduce by up to 50% any EBITDA Bonus, Revenue Bonus or Annual Overachievement Bonus eligible to be paid to a participant under the Plan, and the Company’s Board of Directors (the “Board”) retains negative discretion to reduce by up to 50% any EBITDA Bonus, Revenue Bonus or Annual Overachievement Bonus eligible to be paid to the President and Chief Executive Officer.  In addition, the Board and the compensation committee hold discretion to reduce any Quarterly Bonus payable with respect to the fourth quarter, provided that such discretion may not be exercised so as to reduce a participant’s aggregate Quarterly Bonuses for the year to an amount that is less than 85% of the potential bonus amount payable to such participant under the Plan based on the achievement of goals under the Plan during the year (exclusive of any Annual Overachievement Bonuses), after giving effect to any reduction of such bonuses by the Chief Executive Officer pursuant to the discretion described above with respect to 50% of any EBITDA Bonus or Revenue Bonus.

Bonus Arrangements for Chris Mezzatesta

Christopher Mezzatesta, the Company’s Chief Revenue Officer, does not participate in the Plan and is instead eligible to receive bonus compensation with respect to 2015 through the provisions of an individual bonus plan.  Under this plan, Mr. Mezzatesta is eligible to receive quarterly bonuses in the aggregate amount of up to $260,000 for the year.  The amount of each quarterly bonus is to be determined by the Company’s President and Chief Executive Officer, based on his assessment of Mr. Mezzatesta’s performance during 2015, including with respect to aggregate annual recurring revenue, which the Company calculates as the aggregate annual value of recurring revenue customer contracts that it enters into during the period in question attributable to new sales bookings, recurring revenue increases quarter-over-quarter and the Company’s sales organization’s general performance related to corporate objectives.

The specific goals and bonus targets for each metric are to be determined by the Company’s President and Chief Executive Officer.  The Board and compensation committee of the Board hold discretion to reduce Mr. Mezzatesta’s year-end bonus once he receives at least 85% of his potential bonus amount.

Bonus Arrangements for Charles D. Gamble

Charles D. Gamble, the Company’s Senior Vice President, Customer Account Management, does not participate in the Plan and is instead eligible to receive bonus compensation with respect to 2015 through the provisions of an individual bonus plan.  Under this plan, Mr. Gamble is eligible to receive a bonus in the amount of up to $130,000.  The amount of each quarterly bonus is to be determined by our President and Chief Executive Officer, based on his assessment of Mr. Gamble’s performance during 2015, including with respect to existing customer renewals and bookings net of attrition, the achievement of certain goals for the timing and amount of revenue recognized on a quarter-by-quarter basis from customer renewals net of attrition, the achievement of certain goals with respect to the terms obtained by the Company with respect to customer renewals and the Company’s account management group’s general performance related to corporate objectives.

The specific goals and bonus targets for each metric are to be determined by the Company’s President and Chief Executive Officer.  The Board and compensation committee hold discretion to reduce Mr. Gamble’s year-end bonus once he receives at least 85% of his potential bonus amount.

Equity Incentive Awards

Each of the Company’s named executive officers is eligible to receive stock options, restricted stock units and other equity incentive awards under the Company’s 2011 Stock Incentive Plan.

Compensation Arrangements for Non-Employee Directors

Cash Retainer

For service on the Board and its committees, the Company pays each non-employee director an annual retainer consisting of (i) $30,000 for service as a director (plus an additional $10,000 for service as the Lead Director), (ii) $5,000 for service on the audit committee (plus an additional $10,000 in the case of the chairman of the audit committee), (iii) $3,750 for service on the compensation committee (plus an additional $6,250 in the case of the chairman of the compensation committee), and (iv) $2,500 for service on the nominating and corporate governance committee (plus an additional $2,500 in the case of the chairman of the nominating and corporate governance committee). The annual retainer is payable quarterly in arrears. Each non-employee director may elect to receive all or part of the annual retainer in the form of unrestricted shares of common stock.  The number of shares of common stock to be issued will be determined by dividing the amount of the annual retainer to be received in the form of stock by the fair market value of the Company’s common stock on the date the annual retainer is to be paid. The Company also reimburses non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Equity Incentive Awards

On the date of each annual meeting of stockholders, each non-employee director that serves on the Board following such annual meeting is entitled to receive a restricted stock award for a number of shares of the Company’s common stock equal to $125,000 divided by the fair market value of the Company’s common stock on the date of grant. Each of these restricted stock awards will vest in full on the earlier of the one-year anniversary of the date of grant and the date of the Company’s annual meeting of stockholders for the subsequent year, subject to the non-employee director’s continued service as a director, and subject to full acceleration of vesting in the event of a change in control.